AMENDMENT TO CALVERT FUNDS 18F-3 MULTIPLE CLASS PLAN

Supplement to Section 4:

Class Y shares are offered by Calvert U.S. Large Cap Growth Responsible Index Fund.

Class Y shares are offered by Calvert U.S. Large Cap Value Responsible Index Fund.

Addendum to Exhibit II:

Calvert Responsible Index Series, Inc.
Calvert U.S. Large Cap Growth Responsible Index Fund
Calvert U.S. Large Cap Value Responsible Index Fund

Class A

Maximum    Maximum
Front-End    12b-1 Fee
Sales Charge

4.75%    0.50%

Effective Date: June 19, 2015